Exhibit 99.01
                             SHARE DISPOSITION AGREEMENT

               This SHARE DISPOSITION AGREEMENT (this "Agreement") made and entered into this 19th day of September, 1995, to be effective as of the Close of Escrow by and CHERYL DAVIS HELM, TRUSTEE OF THE CHERYL DAVIS HELM TRUST, established October 7, 1987, as amended (the "Seller"), or Seller's nominee (as provided in Section 12 of the Purchase Agreement) and UNITED STATES FILTER CORPORATION, a Delaware corporation (the "Purchaser").

                                     WITNESSETH:

               WHEREAS, the Purchaser and the Seller entered into a Real Estate Purchase Agreement dated as of September 19th, 1995 (the "Purchase Agreement"), pursuant to which the Purchaser has agreed to purchase from the Seller the Property, as defined in the Purchase Agreement, in consideration for (a) US$50,000 in cash, and (b) delivery to Seller on the Closing of the number of shares of the Purchaser's Common Stock, par value $.01 per share ("Purchaser Shares") provided in Section 1.1(b) of the Purchase Agreement.

               WHEREAS, the Purchaser has agreed to file with the U.S. Securities and Exchange Commission a registration statement (the "Registration Statement") with respect to the Purchaser Shares on the Interim Closing, as defined in Section 1.2(b) of the Purchase Agreement.

               WHEREAS, the parties desire to enter into this Agreement in order to grant to the Seller certain rights with respect to the Purchaser Shares, as set forth in Section 1.2(d) and (f) of the Purchase Agreement.

               NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

               SECTION 1.01. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

               "Affiliate" means a person or entity controlling, controlled by or under common control with the Seller.

               "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

               "Close of Escrow" shall be the date defined in Section 10.2 of the Purchase Agreement.

               "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as in effect from time to time.

               "Guaranteed Value" means an aggregate of US$3.25 million in gross proceeds (prior to deduction for broker fees and commissions) from the disposition or sale by Seller of the Purchaser Shares.

               "Registration Effective Date" means the date that the registration statement to be filed with the SEC under the Purchase Agreement becomes effective or the Close of Escrow, if later.

               "SEC" means the U.S. Securities and Exchange Commission.

               "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder, as in effect from time to time.
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               "Stock Event" means any stock split, stock dividend,
          combination or similar recapitalization of the Purchaser Shares after the date hereof.

               "Termination Date" means the date six (6) months after the Close of Escrow.

               "Purchaser Shares" means the number of shares of Purchaser Common Stock delivered by the Purchaser to the Seller on the Close of Escrow (and any additional securities issued with respect to the Purchaser Shares by reason of any Stock Event) as provided in Section 1.2(b) of the Purchase Agreement.

               Unless the context otherwise requires: (i) "or" is not exclusive; and (ii) words in the singular include the plural and words in the plural include the singular.

               SECTION 1.02. Guaranteed Value for Shares Sold. (a) Purchaser hereby agrees that Seller will receive the Guaranteed Value from the disposition or sale by Seller of the Purchaser Shares. In the event that the aggregate gross proceeds (prior to deduction from the gross proceeds of any brokerage fees and commission) from the sale by the Seller of Purchaser Shares effected after the close of Escrow and prior to the Termination Date is less than the Guaranteed Value for such Purchaser Shares, then the Purchaser shall, within three (3) Business Days thereafter from receipt of Seller's written Notice of Deficiency, pay to the Seller in immediately available funds a sum equal to the amount of such deficiency.

                    (b) At any time between the Close of Escrow and prior to the Termination Date, if (i) the closing price for Purchaser Shares for ten (10) consecutive trading days (the "Specified Trading Period") is more than 10% per share above the price per share of such Purchaser Shares as of the date of the Close of Escrow and delivery to Seller or Seller's nominee of the Purchaser Shares and (ii) the Seller could have but has voluntarily elected not to sell the Purchaser Shares still owned by it as of this period, then the Purchaser's obligations under
          Section 1.02(a) shall automatically terminate.

                    (c) The Notice of Deficiency shall be a writing from Seller or Seller's nominee to Purchaser and shall contain the following information: the gross selling price for all sales of the Purchaser Shares and the trading date(s), information as to the broker commissions or fees due by either the Purchaser or the Seller pursuant to the terms of the Purchase Agreement, and a calculation of the deficiency. Such information shall be certified by the Seller, or Seller's nominee, to be accurate and complete.

                    (d) In the event that the Purchaser shall not pay the deficiency set forth in the Notice of Deficiency within the three
          (3) Business Days specified in subsection (a) above, then the Seller shall be entitled to pursue the remedies contained in
          1.04 hereof.

               SECTION 1.03. Disposition Procedures. Notwithstanding the foregoing:

                    (a) If the Seller desires to sell any Purchaser Shares on the NYSE using any broker other than Donaldson, Lufkin & Jenrette ("DLJ"), then the Purchaser's obligations under Section
          1.02 shall be effective only if the Seller sells at least 50,000 Purchaser Shares on the NYSE and the resulting sale or sales occur only in amounts not greater on any given day than 25% of the average daily trading volume for Purchaser Common Stock during the four calendar weeks immediately prior to such sale or sales. The Purchaser acknowledges and agrees that not all 50,000 Purchaser Shares must be sold on the same trading day in order to comply with this clause (a), but rather such Purchaser Shares may be sold over any number of trading days so long as all such Purchaser Shares were placed in the hands of a broker at the same time for orderly sale on the NYSE.

                    (b) If the Seller desires to sell any Purchaser Shares on the NYSE using DLJ, then the Purchaser's obligations under
          Section 1.02 shall be effective only if the Seller sells at least $50,000 Purchaser Shares on the NYSE and the resulting sale or sales occur only in amounts not greater on any given day than 25% of the average daily trading volume for Purchaser Common Stock during the subject to adjustment for any Stock Event four calendar weeks immediately prior to such sale or sales; provided, however, that if DLJ believes that a greater number of Purchaser Shares may be sold on any given day without adversely affecting the price of or otherwise disrupting the market for Purchase Common Stock, then such greater number may be sold. The Purchaser acknowledges and agrees that not all 50,000 Purchaser Shares must be sold on the same trading day in order to comply with this clause (b), but rather such Purchaser Shares may be sold over any number of trading days so long as all such Purchaser Shares were placed in the hands of DLJ at the same time for orderly sale on the NYSE.

                    (c) If the Seller desires to sell any of the Purchaser Shares not on the NYSE at a price below the Guaranteed Value, then the Seller must give to the Purchaser prior written notice (the "Seller Sale Notice") of its intention to sell not less than 50,000 Purchaser Shares at a price and to the person or persons specified in the Seller Sale Notice. If the Purchaser provides to the Seller written notice (the "Purchaser Response Notice") within one business day after receipt by the Purchaser of the Seller Sale Notice identifying a proposed substitute purchaser or purchasers (collectively, a "Substitute Purchaser") for all Purchaser Shares proposed to be sold by the Seller in the Seller Sale Notice at or above the price specified in the Seller Sale Notice, then the Seller shall sell all such Purchaser Shares to either such Substitute Purchaser or the Purchaser at or above the price specified in the Seller Sale Notice prior to the fifth
          (5th) Business Day after receipt by the Seller of the Purchaser Response Notice. If neither such Substitute Purchaser nor the Purchaser purchases such Purchaser Shares prior to such fifth
          (5th) Business Day at or above the price specified in the Seller Sales Notice, then the Seller may sell all such Purchaser shares to the person or persons named in and at or above the price specified in the Seller Sale Notice prior to the tenth (10th) Business Day after receipt by the Seller of the Purchase Response Notice. If the Seller does not sell all such Purchaser Shares to such person or persons at or above such price prior to such tenth
          (10th) Business Day, then prior to any sale by the Seller of such Purchaser Shares (other than sales governed by clauses (a) or (b) of this Section 1.03), a new Seller Sale Notice must first be delivered to the Purchaser and the provisions of this clause (c) must again be complied with in full. If the Seller sells such Purchaser Shares to such Substitute Purchaser, the Purchaser or to the person or persons named in and at the price specified in the Seller Sales Notice, then the Purchaser's obligations under
          Section 1.02 shall apply to such transaction or transactions.

                    (d)  The Purchaser shall have no obligation under
          Section 1.02 with respect to any sale of Purchaser Shares (i) to any Affiliate of the Seller, (ii) in connection with any transaction involving any consideration other than payment of cash for the Purchaser Shares or a promissory note or notes requiring payment of cash, (iii) in connection with any transaction in violation of clauses (a), (b) or (c) of this
          Section 1.03, or (iv) in connection with any transaction that is in violation of the Securities Act, provided such violation is not the result of actions by Purchaser.

               SECTION 1.04.  Letter of Credit and Remedies.

                    (a) Purchaser will deliver to Seller or its nominee, to be effective as of the date of the Close of Escrow, a letter of credit (the "Letter of Credit") drawn on The First National Bank of Boston (the "Bank") in the amount of $1,000,000 with instructions as provided on Exhibit "A" attached hereto, to secure its payment obligations to Seller under Section 1.02(c) of this Agreement. Seller agrees to pay all costs and expenses charged by the Bank for the Letter of Credit. Seller will be notified by Purchaser of the amount of these costs and expenses, which are not anticipated to exceed $3,500, prior to issuance of the Letter of Credit.

                    (b) Upon non-payment by the Purchaser hereunder, the Seller or the Seller's nominee shall be entitled to proceed under the Letter of Credit for the amount of the deficiency set forth in the Notice of Deficiency up to the maximum amount of $1,000,000.

                    (c) In the event the deficiency exceeds the sum of $1,000,000, Seller or Seller's nominee shall be entitled, without waiver of its right to proceed under the Letter of Credit, to immediately commence legal action against Purchaser to secure payment of the deficiency not satisfied by the letter of credit.

               SECTION 1.05. Miscellaneous. (a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 1.05):

                         (i)  if to Seller:

                         The Cheryl Davis Helm Trust
                         Cheryl Davis Helm, Trustee
                         c/o Michael Helm
                         Helm Investments
                         651 North Belardo Road
                         Palm Springs, California 92262
                         Facsimile Number:  (619) 325-8041

                         with copy to:

                         Ralph E. Balfour, Esquire
                         Balfour MacDonald Talbot Mijuskovic & Olmsted 611 Anton Boulevard
                         Suite 720
                         Costa Mesa, California 92626
                         Facsimile Number:  (714) 546-5008

                         (ii) if to the Purchaser:

                         United States Filter Corporation
                         73-710 Fred Waring Drive
                         Suite 222
                         Palm Desert, California 92260
                         Attention:  Chief Executive Officer
                          and separately to the General Counsel
                         Telecopier:  (619) 341-9368

                    (b) Successor and Assigns. This Agreement is solely for the benefit of, and binding upon, the parties and their respective successors. Nothing herein shall be construed to provide any rights to any other entity or individual. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party.

                    (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    (d) Titles. The titles, captions or headings of the Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                    (e) Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of California law).

                    (f) Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

                    (g) Entire Agreement; Modifications and Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                    (h) Attorney Fee Provision. If either party files an action or brings any proceeding against the other, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs. The "prevailing party" shall be the party entitled to recover the costs of suit, whether or not the suit proceeds to final judgment.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.


                                        UNITED STATES FILTER CORPORATION



                                        By:    /s/Richard J. Heckmann
                                               ______________________
                                        Name:  Richard J. Heckmann
                                        Title:  Chairman, CEO and President


                                        THE CHERYL DAVIS HELM TRUST



                                        By:    /s/ Cheryl Davis Helm
                                               _____________________
                                        Name:  Cheryl Davis Helm
                                        Title:  Trustee